Exhibit 10.1

CONSULTING AGREEMENT

This CONSULTING AGREEMENT (the “Agreement”) is made and entered into on December 31, 2014 and effective as of the 1st day of January 2015, by and between Ventas, Inc., a Delaware corporation (the “Company”), and Richard A. Schweinhart (the “Consultant”).

R E C I T A L S:

WHEREAS, on April 22, 2014, Consultant notified the Company of his intention to retire at the end of 2014;

WHEREAS, in connection with his planned retirement, Consultant ceased to be the Company’s Executive Vice President and Chief Financial Officer and Acting Chief Accounting Officer effective October 27, 2014 and became Senior Advisor to the Chief Executive Officer and Merger Integration Leader for the period through December 31, 2014;

WHEREAS, the Company desires to continue to have Consultant provide certain services, as described below, on the terms and for the consideration set out below; and

WHEREAS, the Consultant and the Company desire to embody in this Agreement the terms and conditions of the Consultant’s engagement by the Company, which terms and conditions shall supersede all prior oral and written agreements, arrangements and understandings relating to the Consultant’s services.

NOW, THEREFORE, in consideration of the foregoing premises, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, it is hereby agreed as follows:

1.                                      ENGAGEMENT:  The Company hereby agrees to engage the Consultant, and the Consultant does hereby accept the engagement with the Company to serve the Company, in the capacities, for the term, and subject to the terms and conditions, as herein contained.

2.                                      TERM:  The consulting services to be provided by the Consultant to the Company pursuant to this Agreement shall commence as of January 1, 2015 and shall continue through March 31, 2015, subject to earlier termination as provided for in Section 7 hereof ( the “Term”).

3.                                      DUTIES:

(a)                                 During the Term of this Agreement, subject to the limitation set forth in Section 3(b), the Consultant agrees to provide financial and accounting assistance as requested by the Company, including, without limitation, with respect to the preparation of the Company’s financial statements for 2014 (the “Project”).

(b)                                 The Company will make available to the Consultant normal technical support and equipment to enable him to perform the Project and to the extent Consultant’s services are necessary to be performed at the Company’s offices, the Company will provide Consultant with a guest office at the Company’s offices in Louisville, Kentucky.  Travel times to locations outside of Louisville, Kentucky, if necessary, shall count as hours of service.  The Consultant shall report directly to the Company’s Chief Executive Officer.

4.                                      CONSULTING FEE:  The Company shall pay the Consultant, and the Consultant hereby agrees to accept as payment for all consulting services rendered hereunder (the “Consulting Fee”), an amount equal to four hundred dollars ($400.00) per hour for approved work on the Project.  Every other Friday commencing January 9, 2015, the Consultant shall provide to the Company detailed itemization of the hours worked and the services performed during the prior two weeks.

5.                                      EXPENSES:  Upon presentation of expense statements or vouchers and such other supporting information as the Company may reasonably request, and in accordance with such policies set forth by the Company for its employees, the Company shall pay or reimburse the Consultant for all reasonable out-of-pocket travel, lodging and other expenses incurred by the Consultant for travel and other appropriate business expenses in connection with the performance of services under this Agreement.

6.                                      INDEPENDENT CONTRACTOR STATUS:  The Consultant will perform the obligations and duties under this Agreement solely as an independent contractor performing work for the Company, doing so in the manner determined by the Consultant, subject to applicable objectives set by the Company, and not as an agent or employee of, or joint venturer with, the Company.  The Consultant shall not, by reason of this Agreement, acquire any benefits, privileges or rights under any benefit plan maintained by the Company or its subsidiaries or affiliates for the benefit of their employees including, without limitation, (a) any pension or profit-sharing plans or (b) any plans providing medical, dental, disability or life insurance protection; provided that this sentence does not limit the rights that the Consultant has under any such plans with respect to the period while the Consultant was an employee or any COBRA rights that Consultant or his family may have because of his termination of employment from the Company.  The Consultant shall be solely responsible for the payment of any federal, state and local taxes applicable to the fees and expenses paid or payable by the Company in connection with the Consultant’s engagement.  The Consultant hereby agrees to indemnify and hold the Company harmless against any liability, cost or expense incurred by the Company for failure to satisfy any payment of any federal, state and local taxes applicable to the fees and expenses paid or payable by the Company in connection with this Agreement.

7.                                      TERMINATION:  This Agreement and the engagement of the Consultant hereunder shall terminate on the first to occur of the following events or conditions:

(a)                                 The expiration of the Term specified in Section 2.

(b)                                 The Consultant’s death or total and permanent disability.

8.                                      RESTRICTIVE COVENANTS:

(a)                                 CONFIDENTIALITY:  The Consultant shall not, unless written permission is granted by the General Counsel of the Company, disclose to or communicate in any manner with the press or any other media about the Consultant’s services (consulting or employment) to the Company, the terms of this Agreement or any other service agreement, the termination of the Consultant’s employment with the Company or services under this Agreement, the businesses or affairs of the Company, the officers, directors, employees and/or consultants of the Company, or any matter related to any of the foregoing.

The Consultant will maintain as secret and confidential all information and techniques acquired, developed, possessed or used by the Company relating to their business, operations, actual or potential products, strategies, assets, liabilities, potential assets and liabilities, employees, customers, tenants, operators, borrowers, managers, business partners, communities, buildings and facilities and proposed or prospective customers, tenants, operators, borrowers, managers, business partners, communities, buildings and facilities (including without limitation: information protected by the Company’s attorney/client work product, or tax advisor/audit privileges; tax matters and information; financial analysis and models; the Company’s strategic plans; current or potential products; negotiations with third parties; methods, policies, processes, formulas, techniques, know-how and other knowledge; trade practices, trade secrets, or financial matters; lists of customers or customers’ purchases; lists of suppliers, representatives or other distributors; lists of and information (business, financial and otherwise) about tenants, operators, borrowers, managers and customers and their respective businesses and operations; requirements for systems, programs, machines, or their equipment; information regarding the Company’s bank accounts, credit agreement or financial projections, results or information; information regarding the Company’s present or former employees, directors or officers or their personal affairs; information related to the Company’s plans, ideas, strategies and efforts to expand its business into international markets; the identity, contact and other information of business contacts, (including, but not limited to, potential partners, investors, managers, owners, lenders, vendors and others), with whom the Company and/or Consultant communicated with or planned to communicate with concerning or as part of the Company’s international expansion plans; the nature of, identity of and information concerning business investment opportunities outside of the United States that Consultant is aware the Company has considered or discussed) whether or not any such information or any of the material described above is explicitly designated or marked as “confidential” (“Confidential Information”).  “Confidential Information” shall not include information that (A) is or becomes generally available to the public other than as a result of a disclosure by the Consultant in violation of this Agreement, (B) was available to the Consultant on a non-confidential basis prior to the Consultant’s employment with the Company, or (C) is compelled to be disclosed by any law, regulation or order of a court or governmental agency, provided that prior written notice is given to the Company and the Consultant cooperates with the Company in any efforts by the Company to limit the scope of such obligation and/or to obtain confidential treatment of any material disclosed pursuant to such obligation.  The Consultant recognizes that all such Confidential Information is the sole and exclusive property of the Company and that disclosure of Confidential Information would cause damage to the Company.  The Consultant shall not disclose, directly or indirectly, any Confidential Information obtained during the Consultant’s services to the Company, and will take all necessary precautions to prevent disclosure, to any unauthorized individual or entity inside or outside the Company, and will not use the Confidential Information or permit its use for the benefit of the Consultant or other third party other than the Company.  These obligations shall continue for so long as the Confidential Information remains Confidential Information.

(b)                                 OTHER COVENANTS:  The Consultant hereby acknowledges and reaffirms the covenants in Section 9 of the Amended and Restated Employment Agreement dated as of December 31, 2004 and amended as of March 19, 2007 and December 31, 2008 by and between the Company and the Consultant (collectively, the “Employment Agreement), which includes, without limitation, those covenants set forth in Section 9(b), 9(c), 9(d), 9(e), 9(g) and 9(h) of the Employment Agreement; provided, however, solely during the Term, the per hourly fee for approved work on the Project shall be the Consulting Fee set forth in Section 4 of this

Agreement rather than the hourly rate set forth for assistance in Section 9(h) of the Employment Agreement.

(c)                                  REASONABLENESS OF RESTRICTIVE COVENANTS: The Consultant acknowledges that the covenants contained in this Section 8 and the covenants contained in Section 9 of the Employment Agreement are reasonable in the scope of the activities restricted, the geographic area covered by the restrictions, and the duration of the restrictions, and that such covenants are reasonably necessary to protect the Company’s legitimate interests in its Confidential Information, its reputation, and in its relationships with its employees, customers, and suppliers.  The Company has consulted, and the Consultant has had an opportunity to, consult with their respective legal counsel and to be advised concerning the reasonableness and propriety of such covenants.  The Consultant acknowledges that the observance of the covenants contained herein and in the Employment Agreement will not deprive the Consultant of the ability to earn a livelihood or to support his dependents.  If any provision or portion of Section 8 of this Agreement or Section 9 of the Employment Agreement is held to be unenforceable because of the scope, duration, territory, or terms thereof, Consultant agrees that the court making such determination shall have the power to and shall reduce the scope, duration, territory and/or terms of such provision, so that the provision is enforceable by the court to afford the maximum protection to the Company under the law, and such provision as amended shall be enforced by the court.

(d)                                 RIGHT TO INJUNCTION:  In recognition of the confidential nature of the Confidential Information, and in recognition of the necessity of the limited restrictions imposed by Section 8 of this Agreement and Section 9 of the Employment Agreement, the Consultant and the Company agree that it would be impossible to measure solely in money the damages which the Company would suffer if the Consultant were to breach any of his obligations hereunder or in the Employment Agreement.  The Consultant acknowledges that any breach of any provision of this Agreement or the Employment Agreement would irreparably injure the Company.  Accordingly, the Consultant agrees that if the Consultant breaches any of the provisions of this Section 8 or Section 9 of the Employment Agreement, the Company shall be entitled, in addition to any other remedies to which the Company may be entitled under this Agreement, the Employment Agreement or otherwise, to an injunction to be issued by a court of competent jurisdiction, to restrain any breach, or threatened breach, of any provision of this Section 8 or Section 9 of the Employment Agreement, and the Consultant hereby waives any right to assert any claim or defense that the Company has an adequate remedy at law for any such breach or to require the Company to post bond or other security during the pendency of such injunctions.

(e)                                  RETURN OF PROPERTY AND INFORMATION:  After termination of the engagement, the Consultant shall return to the Company all Company property and proprietary information of the Company.

(f)                                   SURVIVAL:  The provisions of this Section 8 of this Agreement and Section 9 of the Employment Agreement shall survive the termination of this Agreement and the termination of the Employment Agreement, as applicable.

9.                                      CONSULTANT REPRESENTATIONS:

(a)                                 In the event the Consultant becomes aware of any restriction or limitation on the Consultant’s ability to provide the consulting services contemplated under this Agreement, the Consultant shall immediately notify the Company of such restriction or limitation and provide the Company with any supporting information relevant to the restriction or limitation.

(b)                                 The representations and warranties of the Consultant contained in this Section 9 shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

10.                               SUCCESSORSHIP AND COMPANY:  This Agreement shall inure to the benefit of and be binding upon the Company, its successors and assigns, including any corporate successor by merger or consolidation. As used in this Agreement, including, without limitation, Section 8, the term “Company” shall include such successors or assigns, and any subsidiary or affiliate of the Company.  The services to be provided by the Consultant under this Agreement are personal to Company and shall not be assignable by the Consultant without the prior written consent of the Company.

11.                               ENTIRE AGREEMENT:  The parties agree that the Employment Agreement shall continue to apply and control for all matters contained and addressed in the Employment Agreement.  This Agreement contains the entire agreement of the parties relating to and supersedes all prior oral or written agreements relating to the consulting subject matter hereof, and the parties hereto have no agreements, representations or warranties relating to the consulting subject matter of this Agreement which are not set forth herein.  No modification of this Agreement shall be valid unless made in writing and signed by the parties hereto.

12.                               NOTICE:  Any notice or request required or permitted under this Agreement shall be in writing and given or made by postage paid, registered or certified mail, return receipt requested, or by overnight courier, with confirmation of receipt and prepaid, addressed to the Company or the Consultant at the then principal place of business, or the Consultant at the address last given to the Company, or to any party hereto at such other address or addresses as such party may from time to time specify for such purposes in a notice similarly given to the other parties.

13.                               DISPUTES.  Any dispute or controversy arising under, out of, or in connection with this Agreement shall, at the election and upon written demand of the Company, be finally determined and settled by binding arbitration in the City of Chicago, Illinois, in accordance with the commercial arbitration rules and procedures of JAMS, and judgment upon the award may be entered in any court having jurisdiction thereof.  Each party shall bear its own costs, legal fees and other expenses respecting such arbitration; provided, however, if one party shall prevail in the claims in such arbitration as determined by the arbitrator, the non-prevailing party shall pay the prevailing party’s costs, legal fees and other expenses respecting such arbitration. The parties agree that for any dispute for which the Company does not make the arbitration election and demand, the exclusive jurisdiction and venue will be in the federal or state courts located in Cook County, Illinois.

14.                               APPLICABLE LAWS:  This Agreement is made and is to be performed in the State of Illinois and shall be construed and enforced in accordance with the laws of the State of Illinois.  The Consultant hereby consents to jurisdiction in the State of Illinois.

15.                               SECURITIES WARNING:  The Consultant acknowledges that the Consultant is aware that federal and many state securities laws prohibit any person who has received from an issuer material, non-public information, from purchasing or selling securities of such issuer or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.  The Consultant agrees to comply with the terms of the Company’s Amended and Restated Securities Trading Policy.

IN WITNESS WHEREOF, the Company and the Consultant have each caused this Agreement to be executed as of the day and year written below.

VENTAS, INC.

/s/ T. Richard Riney

By: T. RICHARD RINEY

Date:	12/31/14	Its: EXECUTIVE VICE PRESIDENT

RICHARD A. SCHWEINHART

Date:	12/31/14	/s/ Richard A. Schweinhart